Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the amended 2003 Stock Option and Incentive Plan, the amended 2002 Employee Stock Purchase Plan and the 2006 Directors’ Stock Option and Incentive plan of MCF Corporation of our reports dated February 15, 2006, with respect to the consolidated financial statements of MCF Corporation and MCF Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MCF Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

 /s/ ERNST & YOUNG LLP
San Francisco, California
October 2, 2006